Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EASTMAN KODAK COMPANY

(Pursuant to Section 14A:7-2(2) and (4) of the

New Jersey Business Corporation Act)

Pursuant to the provisions of N.J.S.A. 14A:7-2(2) and (4), the undersigned corporation executes the following Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation:

1.  The name of the corporation is Eastman Kodak Company, a corporation organized and existing under the laws of the State of New Jersey (hereinafter called the “Company”).

2.  The following amendment to the Second Amended and Restated Certificate of Incorporation (the “Certificate”), was approved by the Company’s Board of Directors (the “Board”) as required by Section 14A:7-2 of the New Jersey Business Corporation Act at a meeting duly called and held on October 26, 2016.

3.  The Board, in accordance with the Certificate, and Third Amended and Restated By-laws, as amended (the “By-laws”), and applicable law, at said meeting duly called, convened and held on October 26, 2016, authorized the issuance and sale by the Company of up to $210 million in aggregate liquidation preference of shares of the Company’s preferred stock, no par value per share (“Preferred Stock”), created a series of 5.50% Series A Convertible Preferred Stock of the Company designated as “5.50% Series A Convertible Preferred Stock”, adopted resolutions establishing and empowering a Special Committee of the Board (the “Pricing Committee”), and established limits specifically prescribed by the Board within which the Pricing Committee may determine the final terms of the 5.50% Series A Convertible Preferred Stock.  Pursuant to the authority conferred by the Board upon the Pricing Committee and the resolutions of the Board, the Pricing Committee, at a meeting called and held on November 6, 2016, fixed and determined the authorized number of shares of the series, the dividend rate of shares of the series, the designations, and certain other powers, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, and amended the Certificate to add such terms to the end of Article III of the Certificate as follows:

5.50% Series A Convertible Preferred Stock:

Section 1.  Designation and Amount.  There is hereby created out of the authorized and unissued shares of preferred stock of the Company a series of preferred stock designated as “5.50% Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 2,000,000.

Section 2.  Dividends and Distributions.

(A)  Holders of shares of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock and with respect to each Dividend Period, cash dividends in an amount equal to the Dividend Rate multiplied by the Liquidation Preference per share of Series A Preferred Stock.  Dividends on the Series A Preferred Stock shall cumulate quarterly on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Original Issue Date, whether or not in any Dividend Period(s) there have been funds legally available for the payment of such dividends.  Dividends shall be payable to holders of record as

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they appear on the Company’s stock register on the immediately preceding Dividend Record Date (if such dividend has been declared).  Accumulations of dividends on shares of Series A Preferred Stock do not bear interest.  Dividends payable on the Series A Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(B)  The Company shall make each dividend payment on the Series A Preferred Stock in cash, with such cash dividends being paid only to the extent (i) the Company has funds legally available for payment and (ii) the Board, or an authorized committee thereof, declares such dividend payable.

(C)  No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum has been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(D)  Prior to the fifth (5th) anniversary of the Original Issue Date, unless all accumulated and unpaid dividends on the Series A Preferred Stock for all past Dividend Periods shall have been paid in full, or a sum for such accumulated and unpaid dividends has been set apart for the payment of dividends upon the Series A Preferred Stock, the Company shall not:

(i)  declare or pay any dividend or make any distribution of assets on any Junior Stock; or

(ii)  redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (1) upon conversion or exchange for other Junior Stock or (2) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

provided, however, that the foregoing limitations shall not apply to (x) redemptions, purchases or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of, or to, the Company or any of its subsidiaries; (y) an exchange, redemption, reclassification or conversion of any class or series of Junior Stock for any class or series of Junior Stock that ranks equal or junior to the applicable Junior Stock; or (z) any dividend in the form of stock, warrants, options or other rights where the dividended stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to the applicable Junior Stock.

(E)  Holders of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on such shares on the corresponding Dividend Payment Date (if such dividend has been declared) notwithstanding the conversion of such shares following such Dividend Record Date or the Company’s default in

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payment of the dividend due on such Dividend Payment Date.  Holders of shares of Series A Preferred Stock will not be entitled to any dividend in excess of full cumulative dividends.

Section 3.  Rank. The Series A Preferred Stock will rank senior, as to payment of dividends and distributions of assets upon the liquidation, dissolution or winding up of Company, to the Company’s Common Stock and any shares of capital stock of the Company not expressly ranking senior to or pari passu with the Series A Preferred Stock, and junior to all shares of capital stock of the Company issued in the future, the terms of which expressly provide that such shares will rank senior to the Series A Preferred Stock.

Section 4.  Mandatory Redemption.  Subject to the New Jersey Business Corporation Act, unless no shares of the Series A Preferred Stock are outstanding, on the fifth (5th) anniversary of the Original Issue Date, the Company shall redeem all shares of Series A Preferred Stock at a redemption price equal to the Liquidation Preference plus accrued and unpaid dividends to, but excluding the redemption date (the “Mandatory Redemption Price”).

Section 5.  Conversion.

(A)  Each Holder of Series A Preferred Stock shall have the right at any time, at its option, to convert, subject to the terms and provisions of this Section 5, any or all of such Holder’s shares of Series A Preferred Stock at an initial conversion rate of 5.7471 shares of fully paid and non-assessable shares of Common Stock (subject to adjustment as provided in this Section 5, the “Conversion Rate”) per share of Series A Preferred Stock; provided, however, that prior to the receipt of Shareholder Approval (the period prior to such Shareholder Approval the “Approval Period”) shares of Series A Preferred Stock shall not be convertible pursuant to this Section 5 in the aggregate into more than 19.99% of the shares of Common Stock outstanding on the Original Issue Date (subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization) (such limitation, the “Conversion Cap”).  Shares of Series A Preferred Stock shall immediately and permanently cease to be subject to the Conversion Cap upon the receipt of Shareholder Approval.  If on any day during the Approval Period, the holders of Series A Preferred Stock provide notice of an election to convert that would result in the Series A Preferred Stock converting into more than the Conversion Cap, the Company shall determine in its sole and absolute discretion which Holder(s) and how many shares of Series A Preferred Stock held by any such Holder(s) shall be allowed to convert solely to prevent conversion into more than the Conversion Cap.  For the avoidance of doubt and notwithstanding anything in this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Amendment”) to the contrary, the Conversion Cap shall not in any way limit the amounts that may be added to the Liquidation Preference.  Upon conversion of any share of Series A Preferred Stock, the Company shall deliver to the converting Holder, in respect of each share of Series A Preferred Stock being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 13 and any dividend pursuant to Section 2(E), on the third Trading Day immediately following the relevant Conversion Date.

(B)  Before any Holder shall be entitled to convert a share of Series A Preferred Stock as set forth above, such Holder shall (i) in the case of a beneficial interest in a Global

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Preferred Stock, comply with the procedures of the Depository in effect at that time and (ii) in the case of Certificated Preferred Stock (1) complete, manually sign and deliver an irrevocable notice to the office of the Transfer Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) substantially in the form of Exhibit B hereto (a “Notice of Conversion”) and state in writing therein the number of shares of Series A Preferred Stock to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered to be registered, (2) surrender such shares of Series A Preferred Stock, at the office of the Transfer Agent and (3) if required, furnish appropriate endorsements and transfer documents.  The Transfer Agent shall notify the Company of any conversion pursuant to this Section 5 on the Conversion Date for such conversion.  The date on which a Holder complies with the procedures in this clause (B) is the “Conversion Date.”  If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of shares of Common Stock to be delivered upon conversion of such shares of Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(C)  Immediately prior to the close of business on the Conversion Date with respect to a conversion, a converting Holder of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder.  On the date of any conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, excepting only the rights of holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted (with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 13); (ii) exercise the rights to which they are thereafter entitled as holders of the Common Stock; and (iii) receive any dividend payable notwithstanding the conversion.

(D)  The Conversion Rate shall be adjusted, without duplication, upon the occurrence of any of the following events:

(i)  If the Company exclusively issues shares of Common Stock as a dividend or distribution on all shares of its Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be;

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CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date of such share split or share combination, as the case may be;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as the case may be; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this Section 5(D)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as the case may be.  If any dividend or distribution of the type described in this Section 5(D)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)  If the Company distributes to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the announcement date of such distribution, to purchase or subscribe for shares of its Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such distribution;

X    = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

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Y    = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution.

Any increase made under this Section 5(D)(ii) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution.  To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be readjusted, effective as of the date of such expiration, to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.  If such rights, options or warrants are not so distributed, the Conversion Rate shall be decreased, effective as of the date the Board determines not to make such distribution, to be the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.  If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate shall not be adjusted until the triggering events occur.

For purposes of this Section 5(D)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board.

(iii)  If the Company makes distributions to all or substantially all holders of its Common Stock consisting of shares of its Capital Stock, evidence of indebtedness or other assets or properties, excluding:

(1)  dividends or other distributions (including share splits), rights, options or warrants as to which an adjustment is effected in clause (i) or (ii) above or in clause (vi) below:

(2)  dividends or other distributions covered by clause (iv) below:

(3)  dividends or other distributions that constitute Exchange Property following a Reorganization Event:

(4)  Spin-offs to which the provisions set forth below in this Section 5(D)(iii) shall apply,

the Conversion Rate shall be increased based on the following the formula:

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where:

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 = the Conversion Rate in effect immediately after the close of business on the Record Date for such distribution;

M  = the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex‑Date for such distribution; and

F  = the fair market value, as determined by the Board, of the portion of those assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock immediately prior to the open of business on the Ex-Date for such distribution.

Any increase pursuant to this Section 5(D)(iii) shall become effective immediately after the close of business on the Record Date for such distribution.  If such distribution is not so paid or made, the Conversion Rate shall be decreased, effective as of the date the Board determines not to pay or make such distribution, to be the Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “F” (as defined above) is equal to or greater than “M” (as defined above), in lieu of the foregoing increase, each Holder of Preferred Stock shall receive, for each share of Series A Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that such Holder would have received as if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such distribution.

With respect to an adjustment pursuant to this Section 5(D)(iii) where there has been a payment of a dividend or other distribution of the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin‑off) on a U.S. national securities exchange, which is referred to herein as a “Spin‑off,” the Conversion Rate will be increased based on the following formula:

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where:

CR1 = the Conversion Rate in effect immediately after the open of business on the effective date for the Spin‑off;

CR0 = the Conversion Rate in effect immediately prior to the open of business on the effective date for the Spin‑off;

F  = the average of the Closing Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading Day period immediately following, and including, the effective date for the Spin‑off (such period, the “Valuation Period”); and

MP  = the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph of this Section 5(D)(iii) will become effective immediately after the open of business on the day after the last day of the Valuation Period.  For purposes of determining the Conversion Rate in respect of any conversion during the 10 Trading Days commencing on the effective date for any Spin‑off, references within the portion of this Section 5(D)(iii) related to Spin‑offs to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the effective date for such Spin‑off to, but excluding, the relevant Conversion Date.

(iv)  If the Company makes any cash dividend or distribution to all or substantially all holders of its Common Stock, the Conversion Rate will be increased based on the following formula:

where,

CR0 = the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or other distribution;

CR1 = the applicable Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or other distribution;

SP0 = the average of the Closing Sale Prices of the Company’s Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such dividend or other distribution; and

C  = the amount in cash per share the Company pays or distributes to holders of its Common Stock.

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An adjustment on the Conversion Rate made pursuant to Section 5(D)(iv) shall become effective immediately after the close of business on the Record Date for the applicable dividend or other distribution.  If any dividend or other distribution described in this Section 5(D)(iv) is declared but not so paid or made, the new Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect if such dividend or other distribution had not been declared.

If “C” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, each holder of Series A Preferred Stock shall receive, at the same time and upon the same terms as holders of the Company’s Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of the Company’s Common Stock equal to the applicable Conversion Rate in effect immediately prior to the close of business on the Record Date for such cash dividend or other distribution.

(v)  In the event that the liabilities relating to the remediation of Eastman Business Park (net of any tax set-off or deduction for the benefit of the Company and net of any insurance proceeds received by, or other reimbursement to, the Company in connection with such liabilities) exceed $99 million and the Company (1) becomes obligated to make a cash payment as a result thereof in accordance with the terms of the Amended and Restated Settlement Agreement, dated as of June 17, 2013 and amended and restated as of August 6, 2013 (and as may be further amended, restated, modified or supplemented from time to time), by and among the Company and the New York State Department of Environmental Conservation and the New York State Urban Development Corporation, or (2) establishes a reserve with respect to an obligation described in the preceding clause (1), and only to the extent any such cash payment or reserve (net of any tax set-off or deduction for the benefit of the Company and net of any insurance proceeds received by, or other reimbursement to, the Company in connection with such cash payment or reserve) is greater than or equal to $5.0 million (and, for the avoidance of doubt, any such cash payment or reserve of less than $5.0 million shall be aggregated with any subsequent such cash payment(s) or reserve(s) in determining whether the amount paid or reserved by the Company exceeds or equals such $5.0 million threshold) (such cash payment(s) or reserve(s), the “Environmental Excess Costs”), the Company shall, on the date (the “Reference Date”) when such Environmental Excess Costs are recognized on the Company’s financial statements prepared in accordance with the US GAAP, promptly give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders of the Series A Preferred Stock (not later than three Business Days after the date of the press release) of an adjustment in the Conversion Rate, which shall be increased based on the following formula:

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where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Reference Date;

CR1 = the Conversion Rate in effect immediately after the close of business on the Reference Date;

SP0 = the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Reference Date; and

C  = the Environmental Excess Costs divided by the number of outstanding shares of the Common Stock on the Reference Date.

Any increase pursuant to this Section 5(D)(v) shall become effective immediately after the close of business on the Reference Date.  If any Environmental Excess Costs are subsequently eliminated due to a reversal of the associated environmental reserve (other than for payment of such reserve), the Conversion Rate shall be decreased, effective as of the date such reversal is reflected in the Company’s financial statements prepared in accordance with the US GAAP (the “Reversion Date”), to be the Conversion Rate that would then be in effect if such excess had not occurred.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase in Conversion Rate, the Liquidation Preference for each Holder of Preferred Stock shall increase by an amount per share equal to the Conversion Rate multiplied by “C”, effective as of the Reference Date and ending on the Reversion Date.

(vi)  If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock and the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Price of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

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CR1 = the Conversion Rate in effect immediately after the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by the Board) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 5(D)(vi) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that, for purposes of determining the Conversion Rate, in respect of any conversion during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date that any such tender or exchange offer expires, references within this Section 5(D)(vi) to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of consecutive Trading Days as have elapsed between the date such tender or exchange offer expires and the relevant Conversion Date.

In the event that the Company or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.  For the avoidance of doubt, this Section 5(D)(vi) shall not apply if the Company otherwise acquires shares of Common Stock, including, but not limited to, through an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms.

(vii)  Prior to the receipt of Shareholder Approval, conversion of the Series A Preferred Stock is subject to the Conversion Cap pursuant to Section 5(A).  Notwithstanding the foregoing, the Conversion Cap shall have no effect on any adjustment to the Conversion Rate pursuant to this Section 5.

(viii)  All calculations and other determinations under this Section 5(D) shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th)

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of a share.  No adjustment to the Conversion Rate shall be made if it results in a Conversion Price that is less than the par value (if any) of the Common Stock.  The Company shall not take any action that would result in the Conversion Price being less than the par value (if any) of the Common Stock pursuant to this Certificate of Amendment and without giving effect to the previous sentence.

(ix)  In addition to those adjustments required by clauses (i), (ii), (iii), (iv), (v) and (vi) of this Section 5(D), and to the extent permitted by applicable law and subject to the applicable rules of the New York Stock Exchange, the Company from time to time may (but is not required to) increase the Conversion Rate by any amount for a period of at least 20 Business Days or any longer period permitted or required by law if the increase is irrevocable during that period and the Board determines that such increase would be in the Company’s best interest.  In addition, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.  Whenever the Conversion Rate is increased pursuant to any of the preceding two sentences, the Company shall mail to the Holder of each share of Series A Preferred Stock at its last address appearing on the stock register of the Company a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(E)    If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Series A Preferred Stock or Common Stock, the Company or an applicable withholding agent may withhold on cash dividends, shares of Series A Preferred Stock or Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or such Holder’s successors and assigns.

(F)  The Company shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock a number of its authorized but unissued shares of Common Stock equal to the aggregate Liquidation Preference divided by $14.50 (subject to adjustment in the same manner as the Conversion Rate as provided in this Section 5), and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock (including any Additional Shares in connection with a Fundamental Change).

(G)  The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder or recipient of shares of Series A Preferred Stock for such certificates or for any documentary, stamp or similar issue or transfer tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Preferred Stock and the Company shall not be required to issue or deliver such

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certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(H)  Notwithstanding Section 5(D)(ii), if the Company has a rights plan (including the distribution of rights pursuant thereto to all holders of the Common Stock) in effect while any shares of Series A Preferred Stock remain outstanding, Holders of Series A Preferred Stock will receive, upon conversion of Series A Preferred Stock, in addition to the Common Stock to which such Holder is entitled, a corresponding number of rights in accordance with the rights plan.  If, prior to any conversion, such rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan so that Holders of Series A Preferred Stock would not be entitled to receive any rights in respect of the Common Stock delivered upon conversion of Series A Preferred Stock, the Conversion Rate will be adjusted at the time of separation as if the Company had distributed to all holders of its Common Stock, shares of Capital Stock covered by the separated rights, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 6.   Mandatory Conversion.

(A)  At any time on or after the second (2nd) anniversary of the Original Issue Date, the Company shall have the right, at its option, to give notice of its election to cause all outstanding shares of Series A Preferred Stock to be automatically converted into that number of whole shares of Common Stock for each share of Series A Preferred Stock equal to the Conversion Rate in effect on the Mandatory Conversion Date, with cash in lieu of any fractional share pursuant to Section 13.  The Company may exercise its right to cause a mandatory conversion pursuant to this Section 6 only if the Closing Sale Price of the Common Stock equals or exceeds 125% of the Conversion Price for at least 45 Trading Days (whether or not consecutive)  in a period of 60 consecutive Trading Days, including the last Trading Day of such 60-day period, ending on, and including, the Trading Day immediately preceding the Business Day on which the Company issues a press release announcing the mandatory conversion as described in Section 6(B).

(B)  To exercise the mandatory conversion right described in Section 6(A), the Company shall publish such information on the Company’s website or through such other public medium as the Company may use at that time, prior to the open of business on the first Trading Day following any date on which the Company makes a conversion election pursuant to Section 6(A), announcing such a mandatory conversion.  The Company shall also give notice by mail to the Holders of the Series A Preferred Stock (not later than three Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Series A Preferred Stock.  The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no later than 30 calendar days after the date on which the Company issues the press release described in this Section 6(B).

(C)  In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 6(B) shall state, as appropriate:  (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on

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the Series A Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.

(D)  On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 6 and all rights of Holders of such Series A Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with a cash payment in lieu of any fractional share of Common Stock in accordance with Section 13 and a partial payment of any accrued and unpaid dividend.  The full amount of any dividend payment with respect to the Series A Preferred Stock called for a mandatory conversion pursuant to this Section 6 on a date during the period beginning at the close of business on any Dividend Record Date and ending on the close of business on the corresponding Dividend Payment Date shall be payable on such Dividend Payment Date to the record holder of such share at the close of business on such Dividend Record Date if such share has been converted after such Dividend Record Date and prior to such Dividend Payment Date.  Except as provided above with respect to a mandatory conversion pursuant to this Section 6, no payment or adjustment shall be made upon conversion of Series A Preferred Stock for accumulated dividends or dividends with respect to the Common Stock issued upon such conversion thereof.

(E)  The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to this Section 6 unless, prior to giving the conversion notice, all accumulated dividends on the Series A Preferred Stock (whether or not declared) for periods ended prior to the date of such conversion notice shall have been paid.

Section 7.  Conversion upon a Fundamental Change.

(A)  Upon any conversion during the period (the “Fundamental Change Conversion Period”) beginning on a Fundamental Change Effective Date and ending on the date that is 30 days after such Fundamental Change Effective Date (the “Expiration Date”), each holder of Series A Preferred Stock shall receive, for each share of Series A Preferred Stock converted, either (i) a number of shares of the Company’s Common Stock equal to the then-applicable Conversion Rate, plus a number of Additional Shares, if any, or (ii) a number of shares of Common Stock equal to the Conversion Rate which will be increased to equal the sum of the Liquidation Preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion divided by the Market Value of the Common Stock.  Notwithstanding the foregoing, the Conversion Rate as adjusted as described in clause (A)(ii) will not exceed 10.3448 shares of Common Stock per share of Series A Preferred Stock (subject to adjustment in the same manner as the Conversion Rate as provided in Section 5).

(B)  In addition to the number of shares of the Company’s Common Stock issuable upon conversion of each share of Series A Preferred Stock on any Conversion Date during the Fundamental Change Conversion Period, each converting holder shall have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Preferred Stock, whether or not declared prior to that date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series A Preferred Stock payable to holders of record as of a prior date), provided that the Company is then legally

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permitted to pay such dividends.  The amount payable in respect of such dividends shall be paid in cash.

(C)  The Company must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all record holders of the Series A Preferred Stock by the later of 20 days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board) and the first public disclosure by the Company of the anticipated Fundamental Change, if practicable, and otherwise by the earliest practicable date, of the anticipated Fundamental Change Effective Date.  The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Series A Preferred Stock, at such holder’s address as the same appears on the books of the Company or the Transfer Agent.  Each such Fundamental Change Notice shall state (i) the anticipated Fundamental Change Effective Date; (ii) the Expiration Date based on the anticipated Fundamental Change Effective Date; (iii) the name and address of the Transfer Agent; (iv) whether accumulated and unpaid dividends will be paid in cash, shares of the Company’s Common Stock or a combination thereof; and (v) the procedures that holders must follow to convert their shares of Series A Preferred Stock pursuant to this Section 7.

(D)  On or before the Expiration Date, each holder of shares of Series A Preferred Stock wishing to exercise its conversion right pursuant to this Section 7 shall comply with the procedures set forth in Section 5(B), and on such date the shares of the Company’s Common Stock and the payment for unpaid dividends due to such holder (if applicable) shall be delivered to the Person whose name appears on the surrendered certificate or certificates as the owner thereof.

Section 8.  Make-Whole Premium for Conversion upon a Fundamental Change.

(A)  For Holders who elect to convert shares of Series A Preferred Stock pursuant to Section 7(A)(i) during the Fundamental Change Conversion Period, the additional number of shares of the Company’s Common Stock issuable for each share of Series A Preferred Stock so converted (the “Additional Shares” or the “Make-Whole Premium”), if any, is set forth below in this Section 8.

(B)  The number of Additional Shares shall be determined by reference to the table below, based on the Fundamental Change Effective Date and the Fundamental Change Stock Price.

Fundamental Change Stock Price

Fundamental Change
Effective Date	$14.50	$15.50	$16.50	$17.40	$19.00	$21.75	$23.00	$25.00	$27.50	$30.00	$32.50	$35.00
November 15, 2016	1.1495	0.9420	0.7726	0.6462	0.4694	0.2665	0.2036	0.1288	0.0673	0.0299	0.0086	0.0000
November 15, 2017	1.1495	0.9126	0.7318	0.5978	0.4131	0.2106	0.1518	0.0865	0.0383	0.0128	0.0016	0.0000
November 15, 2018	1.1495	0.9006	0.7045	0.5570	0.3467	0.0961	0.0190	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2019	1.1495	0.8902	0.6864	0.5366	0.3295	0.0926	0.0190	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2020	1.1495	0.8326	0.6105	0.4559	0.2600	0.0667	0.0133	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2021	1.1495	0.7045	0.3135	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(C)  The Fundamental Change Stock Prices set forth in the first row of the foregoing table shall be adjusted as of any date on which the Conversion Rate is adjusted.  The adjusted Fundamental Change Stock Prices shall equal the Fundamental Change Stock Prices

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applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

(D)  The exact Fundamental Change Stock Price and Fundamental Change Effective Dates may not be set forth on the table, in which case:

(i)  if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Fundamental Change Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(ii)  if the Fundamental Change Stock Price is in excess of $35.00 per share (subject to adjustment as described above), then no Additional Shares shall be added to the Conversion Rate; and

(iii)  if the Fundamental Change Stock Price is less than $14.50 per share (subject to adjustment as described above), then no Additional Shares shall be added to the Conversion Rate.

(E).  The Company shall only be required to deliver the Make-Whole Premium with respect to shares of Series A Preferred Stock surrendered for conversion during any Fundamental Change Conversion Period.

Section 9.  Reorganization Events.

(A)  In the event of:

(i)  any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination);

(ii)  any consolidation, merger or combination involving the Company;

(iii)  any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s subsidiaries substantially as an entirety; or

(iv)  any statutory share exchange,

in each case, as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), each of which is herein referred to as a “Reorganization Event,” each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event will become convertible into the kind and amount of securities, cash and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party) of a number of shares of Common Stock (calculated for this

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purpose without regard to the Conversion Cap) equal to the Conversion Rate per share of the Series A Preferred Stock prior to the Reorganization Event would have owned or been entitled to receive upon the Reorganization Event (the “Exchange Property”).

(B)  Upon any conversion during the period following a Reorganization Event and ending on the date that is 30 days after such Reorganization Event, each Holder of Series A Preferred Stock may elect to receive, for each share of Series A Preferred Stock converted, a number of shares of Common Stock equal to the Conversion Rate which will be increased to equal the sum of the Liquidation Preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion divided by the Market Value of the Common Stock, provided that such Conversion Rate set forth in this clause (B) will not exceed 10.3448 shares of Common Stock per share of Series A Preferred Stock (subject to adjustment in the same manner as the Conversion Rate as provided in Section 5).

(C)  In addition, in any Reorganization Event where (i) the Exchange Price (as defined in Section 16) is below $14.50 and there is a Change of Control, or (ii) when there is a Fundamental Change, the Company will have the right to require Holders of the Series A Preferred Stock to convert each share of the Series A Preferred Stock outstanding immediately prior to such Reorganization Event into a number of shares of Common Stock equal to the Conversion Rate which will be increased to equal the sum of the Liquidation Preference plus all accumulated and unpaid dividends to, but excluding, the settlement date for such conversion divided by the Market Value of the Common Stock, provided that such Conversion Rate set forth in this clause (C) will not exceed 20.6897 shares of Common Stock per share of Series A Preferred Stock (subject to adjustment in the same manner as the Conversion Rate as provided in Section 5).

Section 10.  Voting Rights.

(A)  Holders shall be entitled to notice of any stockholder’s meeting.  In addition to any special voting rights provided by the New Jersey Business Corporation Act or by contract, Holders shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted at the then applicable Conversion Rate (subject to the Conversion Cap, if applicable), at the record date for the determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with shares of Common Stock and not separately as a class, except as described below.  To the extent the voting rights of Holders of the Series A Preferred Stock are limited by the Conversion Cap, the vote of all Holders of Series A Preferred Stock shall be reduced on a pro rata basis.  For the avoidance of doubt, if the Shareholder Approval is obtained, then the Conversion Cap shall cease to apply.

(B)  For so long any shares of Series A Preferred Stock remain outstanding, unless a greater percentage shall be required by law, the affirmative vote or consent of the Holders of more than 66 2/3% of the outstanding shares of Series A Preferred Stock, in person or by proxy, at an annual meeting of the Company’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, shall be required to alter, repeal or

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amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Second Amended and Restated Certificate of Incorporation, this Certificate of Amendment establishing the Series A Preferred Stock, or the Third Amended and Restated By-laws of the Company, as amended, if the amendment would amend, alter or affect the voting rights, dividend rights, preferences or special rights of the Series A Preferred Stock so as to adversely affect the Holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of stock pari passu with or senior to the Series A Preferred Stock, or security convertible into such capital stock,

(C)  Whenever dividends on any Series A Preferred Stock shall be in arrears for six or more consecutive or non-consecutive Dividend Periods (a “Preferred Dividend Default”), the Holders (voting together as a class with the holders of all other classes or series of voting preferred stock whose voting rights are then exercisable (the “Voting Preferred Stock”)) shall be entitled to vote for the election of a total of two additional directors of the Company (the “Preferred Directors”) at the next annual meeting of stockholders and at each subsequent meeting, until all dividends accumulated on such Series A Preferred Stock and Voting Preferred Stock for the past Dividend Periods and the then current Dividend Period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.  In such case, the entire Board shall be increased by two directors.  Notwithstanding the foregoing, if, prior to the election of any additional directors in the manner set forth herein, all accumulated dividends are paid on the Series A Preferred Stock and Voting Preferred Stock, no such additional directors shall be so elected.  If and when all accumulated dividends shall have been paid on such Series A Preferred Stock and Voting Preferred Stock, the right of the holders of such securities to elect the Preferred Directors shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Director so elected shall immediately terminate and the entire Board shall be reduced accordingly.  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock and Voting Preferred Stock (voting as a single class).

(D)  Except as set forth in this Section 10, Holders have no special voting rights and their consent shall not be required for taking any corporate action.

Section 11.  [Reserved].

Section 12.  Information Rights.

(A)  The Company shall provide Holders with, within 15 days after it has filed the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may prescribe) that it may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the Commission) (“Public Company Reports”).

(B)  The Company’s obligation set forth in Section 12(A) to provide Holders with copies of Public Company Reports shall be satisfied if the Company files such Public Company

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Reports with the SEC on EDGAR or otherwise makes such reports publicly available on its website.

(C)  To the extent the Company is not required to file Public Company Reports with the SEC, the Company shall, for so long as any shares of the Series A Preferred Stock are outstanding, furnish to Holders, upon their written request (and subject to such Holders entering into customary confidentiality agreements with the Company, consistent with any such agreements entered into generally by shareholders of the Company receiving such information, prior to receiving such information), quarterly reports and annual reports of the Company, which shall be similar in scope to a Form 10-Q and Form 10-K, respectively.  In this circumstance, the Company shall furnish to Holders such information as soon as reasonably practicable after such information has been prepared by the Company.

Section 13.  No Fractional Shares.  No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be delivered upon conversion, whether voluntary or mandatory, of the Series A Preferred Stock.  Instead, the Company will make a cash payment to each Holder that would otherwise be entitled to a fractional share based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

Section 14.  Certificates.

(A)  Form and Dating.  The certificates representing the Series A Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A.  The Series A Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Company.  Each Series A Preferred Stock certificate shall be dated the date of its authentication.

(i)  Global Preferred Stock.  The Series A Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend substantially in the form of Exhibit A hereto (the “Global Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Company and authenticated by the Transfer Agent as hereinafter provided.  The number of shares of Series A Preferred Stock represented by Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided.  All shares of Common Stock issued in respect of shares of Series A Preferred Stock on any Conversion Date shall be freely transferable without restriction under the Securities Act (other than by the Company’s Affiliates), and such shares shall be eligible for receipt in global form through the facilities of DTC.

(ii)  Book-Entry Provisions.  In the event Global Preferred Stock is deposited with or on behalf of DTC, the Company shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Preferred Stock certificates that (a) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such

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Global Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC.  Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Amendment with respect to any Global Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Stock, and DTC may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Preferred Stock for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock.

(iii)  Certificated Preferred Stock.  Except as provided in this Section 14(A) or in Section 14(C), owners of beneficial interests in Global Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock in fully registered certificated form (“Certificated Preferred Stock”).

(B)  Execution and Authentication.  The Chief Executive Officer or the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company shall sign the Series A Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Series A Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series A Preferred Stock certificate, the Series A Preferred Stock certificate shall be valid nevertheless.

A Series A Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Preferred Stock certificate.  The signature shall be conclusive evidence that the Series A Preferred Stock certificate has been authenticated under this Certificate of Amendment.

The Transfer Agent shall authenticate and deliver certificates for up to 2,000,000 shares of Series A Preferred Stock for original issue upon a written order of the Company signed by two Officers of the Company.  Such order shall specify the number of shares of Series A Preferred Stock to be authenticated and the Original Issue Date of the Series A Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Series A Preferred Stock.  Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Preferred Stock whenever the Transfer Agent may do so.  Each reference in this Certificate of Amendment to authentication by the Transfer Agent includes authentication by such agent.  An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

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(C)	Transfer and Exchange.

(i)  Transfer and Exchange of Certificated Preferred Stock.  When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii)  Restrictions on Transfer of Certificated Preferred Stock for a Beneficial Interest in Global Preferred Stock.  Certificated Preferred Stock may not be exchanged for a beneficial interest in Global Preferred Stock except upon satisfaction of the requirements set forth below.  Upon receipt by the Transfer Agent of Certificated Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Company and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Preferred Stock to reflect an increase in the number of shares of Series A Preferred Stock represented by the Global Preferred Stock, then the Transfer Agent shall cancel such Certificated Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Preferred Stock represented by the Global Preferred Stock to be increased accordingly.  If no Global Preferred Stock is then outstanding, the Company shall issue and the Transfer Agent shall authenticate, upon written order of the Company in the form of an Officers’ Certificate, a new Global Preferred Stock representing the appropriate number of shares.

(iii)  Transfer and Exchange of Global Preferred Stock.  The transfer and exchange of Global Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Amendment (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv)  Transfer of a Beneficial Interest in Global Preferred Stock for Certificated Preferred Stock.

(1)  If at any time:

(A)  DTC notifies the Company that DTC is unwilling or unable to continue as depository for the Global Preferred Stock and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days after delivery of such notice; or

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(B)  DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Preferred Stock is not appointed by the Company within 90 days, then the Company shall execute, and the Transfer Agent, upon receipt of a written order of the Company signed by two Officers of the Company requesting the authentication and delivery of Certificated Preferred Stock to the Persons designated by the Company, shall authenticate and deliver Certificated Preferred Stock equal to the number of shares of Series A Preferred Stock represented by the Global Preferred Stock, in exchange for such Global Preferred Stock.  Subject to the foregoing, the beneficial interests in a Global Preferred Stock shall not be exchangeable for Certificated Preferred Stock.

(2)  Certificated Preferred Stock issued in exchange for a beneficial interest in a Global Preferred Stock pursuant to this Section 14(C)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent.  The Transfer Agent shall deliver such Certificated Preferred Stock to the Persons in whose names such Series A Preferred Stock are so registered in accordance with the instructions of DTC.

(v)  Restrictions on Transfer of Global Preferred Stock.  Notwithstanding any other provisions of this Certificate of Amendment (other than the provisions set forth in Section 14(C)(iv)), Global Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi)  Cancellation or Adjustment of Global Preferred Stock.  At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted or canceled, such Global Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent.  At any time prior to such cancellation, if any beneficial interest in Global Preferred Stock is exchanged for Certificated Preferred Stock, converted or canceled, the number of shares of Series A Preferred Stock represented by such Global Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii)  Obligations with Respect to Transfers and Exchanges of Series A Preferred Stock.

(1)  To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock and Global Preferred Stock as required pursuant to the provisions of this Section 14(C).

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(2)  All Certificated Preferred Stock and Global Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock or Global Preferred Stock shall be the valid Capital Stock of the Company, entitled to the same benefits under this Certificate of Amendment as the Certificated Preferred Stock or Global Preferred Stock surrendered upon such registration of transfer or exchange.

(3)  Prior to due presentment for registration of transfer of any shares of Series A Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Series A Preferred Stock are registered as the absolute owner of such Series A Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(4)  No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose.  However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Preferred Stock certificates or Common Stock certificates, except as provided in Section 5(G).

(viii)  No Obligation of the Transfer Agent.

(1)  The Transfer Agent or the Company shall have no responsibility or obligation to any beneficial owner of Global Preferred Stock, a member of or a participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Preferred Stock.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Series A Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Preferred Stock).  The rights of beneficial owners in any Global Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC.  The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(2)  The Transfer Agent or the Company shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Amendment or under applicable law with respect to any transfer of any interest in any Series A Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Amendment, and

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to examine the same to determine substantial compliance as to form with the express requirements hereof.

(D)  Replacement Certificates.  If any of the Certificated Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Certificated Preferred Stock certificate, or in lieu of and substitution for the Certificated Preferred Stock certificate lost, stolen or destroyed, a new Certificated Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Certificated Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(E)  Temporary Certificates.  Until definitive Certificated Preferred Stock certificates are ready for delivery, the Company may prepare and the Transfer Agent shall authenticate temporary Certificated Preferred Stock certificates.  Any temporary Certificated Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Company considers appropriate for temporary Certificated Preferred Stock certificates.  Without unreasonable delay, the Company shall prepare and the Transfer Agent shall authenticate definitive Certificated Preferred Stock certificates and deliver them in exchange for temporary Certificated Preferred Stock certificates.

(F)  Cancellation.  In the event the Company shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i)  At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted, repurchased or canceled, such Global Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii)  The Transfer Agent and no one else shall cancel and destroy all Certificated Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Certificated Preferred Stock certificates to the Company.  The Company may not issue new Certificated Preferred Stock certificates to replace Certificated Preferred Stock certificates to the extent they evidence Series A Preferred Stock which the Company has purchased or otherwise acquired.

(G)  Legends.  All certificates or other instruments representing shares of Series A Preferred Stock or Common Stock issuable upon conversion thereof will bear a legend in substantially the following form (excluding in the case of any such Series A Preferred Stock or such Common Stock for which a registration statement covering the resale of such Series A Preferred Stock or such Common Stock has been declared effective by the SEC and that has been disposed of pursuant to such effective registration statement; or sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met):

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THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM EASTMAN KODAK COMPANY OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THIS SECURITY MAY BE TRANSFERRED IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT WITHOUT THE DELIVERY OF AN OPINION OF COUNSEL.

Section 15.  Other Provisions.

(A)  With respect to any notice to a Holder of shares of Series A Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action.  Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(B)  Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Preferred Stock that are purchased or exchanged or converted, shall (upon compliance with any applicable provisions of the New Jersey Business Corporation Act) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company; provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(C)  The shares of Series A Preferred Stock shall be issuable only in whole shares.

(D)  All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.  Notice to any Holder shall be given to the registered address set forth in the Company’s or the Transfer Agent’s records for such Holder, or for Global Preferred Stock, to the Depository in accordance with its procedures.

(E)  Any payment required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay.

Section 16.  Definitions.

(A)  “Additional Shares” shall have the meaning set forth in Section 8(A).

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(B)  “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.  For purposes of determining whether a Person is an Affiliate, the term “control” and its correlative forms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, contract or otherwise.

(C)  “Agent Members” shall have the meaning set forth in Section 14(A)(ii).

(D)  “Approval Period” shall have the meaning set forth in Section 5(A).

(E)  “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York, New Jersey are authorized or required by law to be closed for business.

(F)  “Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(G)  “Certificated Preferred Stock” shall have the meaning set forth in Section 14(A)(iii).

(H)  “Certificate of Amendment” shall have the meaning set forth in Section 5(A).

(I)  “Change of Control” means a Fundamental Change as set forth in clause (i) of the definition of Fundamental Change.

(J)  “close of business” means 5:00 p.m. (New York City time).

(K)  “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date, as reported by OTC Markets Group Inc. or a similar organization.  In the absence of such a quotation, the Closing Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(L)  “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(M)  “Conversion Cap” shall have the meaning set forth in Section 5(A).

(N)  “Conversion Date” shall have the meaning specified in Section 5(B).

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(O)  “Conversion Price” shall mean, at any time, $100.00 (one hundred and 00/100 dollars) divided by the Conversion Rate in effect at such time.

(P)  “Conversion Rate” shall have the meaning specified in Section 5(A).

(Q)  “DTC” or “Depository” shall mean The Depository Trust Company, or any successor depository.

(R)  “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2017.

(S)  “Dividend Period” means the period commencing on, and including, a Dividend Payment Date and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date, with the exception that the first Dividend Period shall commence on, and include, the Original Issue Date and end on and include January 14, 2017.

(T)  “Dividend Rate” shall mean the rate per annum of 5.50% per share of Series A Preferred Stock on the Liquidation Preference.

(U)  “Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date.

(V)  “Eastman Business Park” shall mean Eastman Business Park, a more than 1,200 acre technology center and industrial complex located in Rochester, New York.

(W)  “Effective Date” shall mean the date on which a Fundamental Change event occurs or becomes effective, except that, as used in Section 5(D), Effective Date shall mean the first date on which the shares of the Common Stock trade on the applicable exchange or market, regular way, reflecting the relevant share split or share combination, as applicable.

(X).  “Environmental Excess Costs” shall have the meaning set forth in Section 5(D)(v).

(Y)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(Z)  “Exchange Price” shall mean the Exchange Property divided by the Market Value of the Common Stock.

(AA)  “Exchange Property” shall have the meaning set forth in Section 9(A).

(BB)  “Ex-Date,” when used with respect to any issuance, dividend or distribution on the Common Stock, means the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Company or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

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(CC)  “Expiration Date” shall have the meaning set forth in Section 7(A).

(DD)  “Fundamental Change” shall be deemed to have occurred at any time after the Series A Preferred Stock is originally issued if any of the following occurs:

(i)  a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than (1) the Company, its subsidiaries or the employee benefit plans of the Company and its subsidiaries and (2) Permitted Holders, becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the Voting Stock, provided that a Fundamental Change will be deemed to have occurred if a Permitted Holder Group becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 70% of the  Voting Stock;

(ii)  the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries; provided, however, that any merger solely for the purpose of changing the Company’s jurisdiction of incorporation to the United States of America, any State thereof or the District of Columbia, and resulting in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity, shall not be a Fundamental Change; provided further that any transaction described in this clause (ii) in which the holders of the Company’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of the common stock of the continuing corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (ii);

(iii)  the Common Stock ceases to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

(iv)  the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

provided, however, that a transaction or transactions described in clause (i) or (ii) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by holders of the Common Stock of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ

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Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock becomes convertible into such consideration pursuant to the terms hereof.

(EE)  “Fundamental Change Conversion Period” shall have the meaning set forth in Section 7(A).

(FF)  “Fundamental Change Effective Date” means, with respect to the occurrence of any Fundamental Change, the effective date of such Fundamental Change.

(GG)  “Fundamental Change Notice” shall have the meaning set forth in Section 7(C).

(HH)  “Global Preferred Stock” shall have the meaning specified in Section 14(A)(i).

(II)  “Holder” or “holder” shall mean a holder of record of the Series A Preferred Stock.

(JJ)  “Junior Stock” means all classes of the Company’s Common Stock and any other class of capital stock or series of preferred stock of the Company established after the issue date of the Series A Preferred Stock, the terms of which do not expressly provide that such class or series ranks senior to or pari passu with the Series A Preferred Stock as to dividend rights or rights upon the Company’s liquidation, winding-up or dissolution.

(KK)  “Liquidation Preference” means, with respect to each share of Series A Preferred Stock, $100.00 per share.

(LL)  “Make-Whole Premium” shall have the meaning set forth in Section 8(A).

(MM)  “Mandatory Conversion Date” shall have the meaning specified in Section 6(B).

(NN)  “Mandatory Redemption Price” shall have the meaning specified in Section 4.

(OO)  “Market Value” shall mean the average of the per share volume-weighted average prices of the Common Stock for each day during a 15 consecutive Trading Day period ending immediately prior to the date of determination, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “KODK Equity VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on each such Trading Day (or if such volume-weighted average price is unavailable on any such Trading Day, the Closing Sale Price shall be used for such Trading Day).  The per share volume-weighted average price on each such Trading Day shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

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(PP)  “Notice of Conversion” shall have the meaning set forth in Section 5(B).

(QQ)  “Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company.

(RR)  “Officers’ Certificate” shall mean a certificate signed by two Officers.

(SS)  “open of business” means 9:00 a.m. (New York City time).

(TT)  “Original Issue Date” shall mean the first date on which the Series A Preferred Stock is issued.

(UU)  “Permitted Holders” shall mean, at any time, each of (i) Blackstone Holdings I L.P., (“Blackstone”), (ii) Affiliates controlled by Blackstone, (iii) BlueMountain Capital Management, LLC (“BlueMountain”), (iv) Affiliates controlled by BlueMountain, (v) Moses Marx and his controlled Affiliates, (vi) Franklin Mutual Advisers, LLC and its controlled Affiliates, (vii) George Karfunkel individually and his controlled Affiliates, (viii) The George Karfunkel 2007 Grantor Retained Annuity Trust #1, (ix) The George Karfunkel 2007 Grantor Retained Annuity Trust #2, (x) Southeastern Asset Management, Inc. and its Affiliates and (xi) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) through (x) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) through (x) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group (without giving effect to any attribution rules).

(VV)  “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

(WW)  “Preferred Dividend Default” shall have the meaning set forth in Section 10(C).

(XX)  “Preferred Directors” shall have the meaning set forth in Section 10(C).

(YY)  “Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board, statute, contract or otherwise).

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(ZZ)  “Reference Date” shall have the meaning set forth in Section 5(D)(v).

(AAA)  “Reorganization Event” shall have the meaning set forth in Section 9(A).

(BBB)  “Reversion Date” shall have the meaning set forth in Section 5(D)(v).

(CCC)  “SEC” or “Commission” shall mean the Securities and Exchange Commission.

(DDD)  “Securities Act” shall mean the Securities Act of 1933, as amended.

(EEE)  “Series A Preferred Stock” shall have the meaning set forth in Section 1.

(FFF)  “Shareholder Approval” shall mean the approval by the shareholders of the Company necessary to approve, for purposes of Section 312.03 of the NYSE Listed Company Manual (or any successor provision) the issuance of Common Stock upon conversion of shares of the Series A Preferred Stock into Common Stock.

(GGG)  “Spin-off” shall have the meaning specified in Section 5(D)(iii).

(HHH)  “Stock Price” shall mean (i) if holders of the Common Stock receive in exchange for their Common Stock only cash in the transaction constituting a Fundamental Change, the cash amount paid per share or (ii) otherwise, the average of the Closing Sale Prices of the Common Stock on the five Trading Days preceding, but excluding the Effective Date of the Fundamental Change.

(III)  “Trading Day” shall mean a day during which trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading.  If the Common Stock is not so listed or traded, Trading Day means a Business Day.

(JJJ)  “Transfer Agent” shall mean Computershare Inc. and Computershare Trust Company N.A., together acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Series A Preferred Stock.  The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent and Holders; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

(KKK)  “US GAAP” shall have the meaning specified in Section 5(D)(v).

(LLL)  “Valuation Period” shall have the meaning specified in Section 5(D)(iii).

(MMM)  “Voting Preferred Stock” shall have the meaning set forth in Section 10(C).

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(NNN)  “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board.

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EXHIBIT A

FORM OF SERIES A PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF AMENDMENT REFERRED TO BELOW.]1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.  THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM EASTMAN KODAK COMPANY OR ANY SUCCESSOR THERETO, AND THIS SECURITY MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY MAY BE TRANSFERRED IN ACCORDANCE WITH RULE 144A UNDER THE SECURITIES ACT WITHOUT THE DELIVERY OF AN OPINION OF COUNSEL.

Certificate Number [ ]	Number of Shares of
Preferred Stock [ ]
CUSIP No.: [ ]
ISIN No. [ ]

[1]	(1) Insert if a global security.

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5.50% Series A Convertible Preferred Stock
of
EASTMAN KODAK COMPANY

EASTMAN KODAK COMPANY, a New Jersey corporation (the “Company”), hereby certifies that [                      ] (the “Holder”) is the registered owner of [                      ] fully paid and non-assessable shares of preferred stock, no par value, of the Company designated as the 5.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”).  The shares of Series A Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are as specified in, and the shares of Series A Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, dated November 14, 2016, as the same may be amended from time to time (the “Certificate of Amendment”).  Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Amendment.  The Company will provide a copy of the Certificate of Amendment to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to the Certificate of Amendment, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Amendment and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Amendment or be valid for any purpose.

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IN WITNESS WHEREOF, the Company has executed this certificate this       day of   [     ], 2016.

EASTMAN KODAK COMPANY

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Amendment.

Dated:

COMPUTERSHARE SHAREOWNER SERVICES, as Transfer Agent

By:
Authorized Signatory:

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REVERSE OF SECURITY

The Company is authorized to issue 5.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and common stock.  The Series A Preferred Stock is convertible preferred stock, with a dividend and liquidation preference over the common stock and voting rights identical to the voting rights of the common stock on an as converted basis that will vote together with the common stock as a single class.

The Company will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

The Company will furnish to any shareholder, upon request and without charge, a full statement of the authority of its Board of Directors to divide shares of its capital stock into classes or series and to determine and change the relative rights, preferences and limitations of any class or series.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent.  The agent may substitute another to act for him or her.

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Date:
Signature:

(Sign exactly as your name appears on the other side of this Series A Preferred Stock Certificate)

Signature Guarantee:	[2]

[2]

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

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EXHIBIT B

NOTICE OF CONVERSION

(To be Executed by the Holder in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 5.50% Series A Preferred Stock (the “Series A Preferred Stock”) of Eastman Kodak Company (the “Company”), represented by stock certificate No(s)                            (the “Preferred Stock Certificates”), into shares of Common Stock (“Common Stock”) of the Company according to the conditions of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company, dated November 14, 2016, establishing the Series A Preferred Stock (the “Certificate of Amendment”).  The Company will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of the Company’s Common Stock upon conversion of the Series A Preferred Stock, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay the tax.  A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Amendment.

Number of shares of Series A Preferred Stock to be converted:

Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered:3

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[3]

The Company is not required to issue shares of Common Stock until you (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to interest payable on the next Dividend Payment Date to which such Holder is not entitled.

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IN WITNESS WHEREOF, this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company is executed on behalf of the Company by its Chief Executive Officer and attested by its Secretary this 14th day of November, 2016.

		By:	/s/ Jeffrey J. Clarke
		Name:	Jeffrey J. Clarke
		Title:	Chief Executive Officer
Attest:
By:	/s/ Sharon E. Underberg
Name:	Sharon E. Underberg
Title:	Secretary

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